MARGO NURSERY FARMS INC.

                                  NEWS RELEASE

NASDAQ Symbol:             MRGO

FOR IMMEDIATE RELEASE                          Contacts:  Alfonso Ortega
                                                          (787) 883-2570

                       MARGO NURSERY FARMS, INC. ANNOUNCES
                    SETTLEMENT OF LITIGATION WITH FIRST UNION
                            NATIONAL BANK OF FLORIDA

VEGA ALTA,  PUERTO RICO, May 30, 1996 Margo Nursery Farms,  Inc. (NASDAQ Symbol:
MRGO) announced today that the Company, all related entities of the Company and Michael J. Spector, the Chairman of the Board, Chief Executive Officer and the principal stockholder of the Company (the "Margo Entities"), have entered into a Settlement Agreement with First Union National Bank of Florida ("First Union"). The Settlement Agreement covers all claims brought by First Union against the Margo Entities related to a loan facility obtained by the Margo Entities from Southeast Bank, N.A. in 1988 and later acquired by First Union. The Settlement Agreement also settles all counterclaims brought by the Margo Entities against First Union related to First Union's efforts to collect such loan.

The Settlement Agreement provides for a payment to First Union of $5,625,000, of which $5,285,000 will be paid by the Company and $340,000 will be paid by Mr. Spector. The settlement payment being made by the Company, excluding related costs, will result in a charge of approximately $308,000 (or $0.16 per share) in the second quarter of 1996, after the application of existing reserves allocated to this matter. The Company stated that the charge does not affect income from operations for the second quarter of 1996 which it expects will show improvement as compared to the second quarter of 1995.

Margo Nursery Farms, Inc. is engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Miami, Florida and Vega Alta, Puerto Rico.The Company is also engaged in the sale of lawn and garden products and the provision of landscaping services for Puerto Rico and the Caribbean.

                     P.O. BOX 706, DORADO, PUERTO RICO 00646
              CARRETERA 690, KM. 5.8  VEGA ALTA, PUERTO RICO 00762
                         (809) 883-2570 (809) 728-3342
                              FAX: (809) 883-3244